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                        CONCURRENT COMPUTER CORPORATION
                                  EXHIBIT 12

           PRIMARY AND FULLY DILUTED EARNINGS PER SHARE COMPUTATION

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

                                     THREE MONTHS ENDED
                                     SEPTEMBER 30, 1997
                                     ------------------
                                                 FULLY
                                      PRIMARY    DILUTED
                                     ---------  ---------
Average outstanding shares:            46,506     46,506
Primary options outstanding               141          -
Fully diluted options outstanding           -        749
                                     ---------  ---------
Equivalent Shares                      46,648     47,255
                                     =========  =========

Net income                           $  1,300   $  1,300
Preferred stock dividends
  and accretion of preferred shares       (18)       (18)
                                     ---------  ---------
Net income available to common
  stockholders                       $  1,282   $  1,282
                                     =========  =========
Earnings per share                   $   0.03   $   0.03
                                     =========  =========
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